EXHIBIT 99.10

CONSENT OF STIKEMAN ELLIOTT LLP

We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated July 14, 2015 to the prospectus dated August 5, 2014 relating to securities issued pursuant to Registration Statement No. 333-197576 of Export Development Canada.

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP

July 20, 2015